CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated December 29, 2010 relating to AllianceBernstein Bond Fund, Inc. - Intermediate Bond Portfolio for the fiscal year ended October 31, 2010, which is incorporated by reference in this Post-Effective Amendment No. 99 to the Registration Statement (Form N-1A No. 2-48227) of AllianceBernstein Bond Fund, Inc.

                                                               ERNST & YOUNG LLP




New York, New York
January 26, 2011